As filed with the Securities and Exchange Commission on May 23, 1996

                                   Registration No. _____________________


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ____________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    under
                          THE SECURITIES ACT OF 1933

                     TECHNICAL COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

            Massachusetts                    04-2295040
     (State or other jurisdiction of      (I.R.S. Employer
      incorporation or organization)     Identification No.)

                100 Domino Drive, Concord, Massachusetts 01742
             (Address of Principal Executive Offices) (Zip Code)

                            _____________________

                      1995 EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the plan)

                         Lawrence A. Kletter, Esquire
                         POSTERNAK, BLANKSTEIN & LUND
                           100 Charles River Plaza
                         Boston, Massachusetts  02114
                   (Name and address of agent for service)

Telephone number, including area code, of agent for service: (617) 973-6100

                           _______________________

         Approximate date of commencement of sales pursuant to plan:
   From time to time after the Registration Statement has become effective.

                           _______________________

                Total number of pages in this document is:  22
                      Exhibit Index appears on page:  6

                       CALCULATION OF REGISTRATION FEE

                                    Proposed       Proposed
                                    maximum        maximum
                     Amount         offering       aggregate     Amount of
Title of Securities  to be          price per      offering      registration
to be registered     registered     share*         price*        fee
Common Stock
(Par Value $.10)     100,000 shs.   $8.625         $862,500      $297.74

     *The price of $8.625 per share, which is the average of the high and low sale prices of the Common Stock as reported on the NASDAQ National Market System on May 16, 1996 is set forth solely for purposes of calculating the filing fee.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.   Plan Information.

     The documents containing the information specified in this Item 1 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Act"). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

     The documents containing the information specified in this Item 2 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectus or prospectus supplements pursuant to Rule 424 of the Act.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed with the Commission by Technical Communications Corporation (the "Company") are incorporated herein by reference as of their respective dates as set forth therein:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

     (b) The section entitled "Capital Stock to be Registered" contained in the Company's Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act on December 22, 1977, and incorporating by reference the information contained in the Company's Prospectus dated March 16, 1970, filed under Section 424(b) under the Act, and contained in Registration Statement No. 2-35546 on Form S-1, as amended.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.   Interest of Named Experts and Counsel.

     The validity of the shares of Common Stock, $.10 par value per share, offered hereby has been passed upon by Messrs. Posternak, Blankstein & Lund, 100 Charles River Plaza, Boston, Massachusetts 02114, securities counsel to the Company. Lawrence A. Kletter, Esquire, a Director and Assistant Clerk of the Company, is a partner in that firm.

Item 6.   Indemnification of Directors and Officers.

     (a) Section 67 of the Massachusetts Business Corporation Law, as amended, gives Massachusetts corporations the power to indemnify each of their present and former officers or directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the corporation.

     (b) Article Six of the Company's Articles of Organization, as amended, eliminates the personal liability of each member of the Company's Board of Directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the liability of a director is not eliminated (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for breaches arising under Section 61 or 62 of the Massachusetts Business Corporation Law, or any amendatory or successor provision thereto, or (iv) for any transaction from which such director derived an improper personal benefit. This provision is intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of duty of care by a director. The Company believes this provision will assist it in maintaining and securing the services of directors who are not employees of the Company.
As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct.

     (c) The Company's By-Laws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by Massachusetts law, which generally requires that the individual act in good faith and in a manner he reasonably believes to be in or not opposed to the Company's best interests.

     (d) The Company has an insurance policy that insures the Company's directors and officers against certain liabilities which may be incurred in connection with the performance of their duties.

Item 7.   Exemption From Registration Statement Claimed.

     Not Applicable.

Item 8.   Exhibits.

 Exhibit No.                 Description of Exhibit
     4.1                     1995 Employee Stock Purchase Plan
     5.1                     Opinion of Posternak, Blankstein & Lund
     24.1                    Consent of Arthur Andersen LLP
     24.2                    Consent of Posternak, Blankstein & Lund
                               contained in its opinion filed as Exhibit 5.1

Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  Signatures


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Concord, County of Middlesex, in the Commonwealth of Massachusetts on this 20th day of May, 1996.

                              TECHNICAL COMMUNICATIONS CORPORATION


                              By: /s/ Roland S. Gerard
                                  Roland S. Gerard, President

                              Power of Attorney


The undersigned directors and officers of Technical Communications Corporation hereby appoint Roland S. Gerard and Lawrence A. Kletter and each of them, as attorneys for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the date indicated.

Signature                     Title                      Date
/s/ Roland S. Gerard          President and Chief
Roland S. Gerard              Executive Officer          May 20, 1996

/s/ Graham R. Briggs          Chief Financial and
Graham R. Briggs              Accounting Officer         May 20, 1996

/s/ Arnold M. McCalmont       Chairman of the
Arnold M. McCalmont           Board of Directors         May 20, 1996

/s/ James A. McCalmont
James A. McCalmont            Director                   May 20, 1996

/s/ Herbert A. Lerner
Herbert A. Lerner             Treasurer and Director     May 20, 1996

/s/ Philip A. Phalon
Philip A. Phalon              Director                   May 20, 1996

/s/ Victor Sabella
Victor Sabella                Director                   May 20, 1996

/s/ Lawrence A. Kletter       Assistant Clerk and
Lawrence A. Kletter           Director                   May 20, 1996
